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EXHIBIT 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
SOUTHERN COPPER CORPORATION
(originally incorporated on September 7, 1995 under the name Southern Peru Copper Corporation)

ARTICLE ONE

        The present name of the Corporation is SOUTHERN COPPER CORPORATION.

ARTICLE TWO

        The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle and State of Delaware 19801. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

ARTICLE THREE

        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law ("Delaware Law") as the same exists or may hereafter be amended.

ARTICLE FOUR

        The total number of shares of stock which the Corporation shall have authority to issue is 167,207,640 shares of common stock, par value one cent ($0.01) per share (hereinafter referred to as the "Common Stock"). Each holder of Common Stock shall have one vote in respect of each share of Common Stock held by such holder of record on the books of the Corporation for the election of directors and on all other matters on which stockholders of the Corporation are entitled to vote. The holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefore, dividends payable either in cash, in stock or otherwise.

ARTICLE FIVE

        The following provisions relate to the management of the business and the conduct of the affairs of the Corporation and are inserted for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders:

  (a)
  The business and affairs of the Corporation shall be managed by and under the direction of the Board of Directors.

  (b)
  The number of directors of the Corporation shall be fixed from time to time by resolution of a majority of our Board of Directors, provided that the number of directors shall not be less than six or more than fifteen. Election of directors need not be by written ballot unless the By-Laws of the Corporation so provide.

  (c)
  The Board of Directors shall have the power to delegate such of its duties and responsibilities to local representatives or to the local managing body of the Corporation's branch operations in foreign countries as it deems necessary in order to comply with the laws and regulations of such foreign countries.

  (d)
  The Board of Directors shall have the power to adopt, amend or repeal the By-Laws of the Corporation.

  (e)
  The books of the Corporation may be kept outside of the State of Delaware at such place or places as from time to time may be designated by the Board of Directors.

  (f)
  Meetings of directors and stockholders of the Corporation may be held within or without the State of Delaware, as the By-Laws of the Corporation may provide.

ARTICLE SIX

6.1
Limitation on Liability. A director of the Corporation shall be immune from liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware Law.

6.2
Indemnification.

(a)
Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware Law. The right to indemnification conferred in this ARTICLE SIX shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware Law. The right to indemnification conferred in this ARTICLE SIX shall be a contract right.

(b)
The Corporation may, by action of its Board of Directors, provide indemnification to officers, employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware Law.

6.3
Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under Delaware Law.

6.4
Non-exclusivity. The rights and authority conferred in this ARTICLE SIX shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.

6.5
Effect. Neither the amendment or repeal of this ARTICLE SIX, nor the adoption of any provision of this Restated Certificate of Incorporation or the By-Laws of the Corporation, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall eliminate or reduce the protection afforded by this ARTICLE SIX to a director or officer of the Corporation in respect of any matter which occurred, or any cause of action, suit or claim which, but for this ARTICLE SIX, would have accrued or arisen, prior to such amendment, repeal or adoption.

ARTICLE SEVEN

        The Corporation reserves the right to amend this Restated Certificate of Incorporation in any manner permitted by Delaware Law and, with the sole exception of those rights and powers conferred under the above ARTICLE SIX, all rights and powers conferred herein on stockholders, directors and officers, if any, are subject to this reserved power.

ARTICLE EIGHT

8.1
Definitions. As used in this ARTICLE EIGHT and ARTICLE NINE, the following terms have the following meanings:

(a)
"Effective Time" shall have the meaning ascribed to it in the Agreement and Plan of Merger by and among Southern Copper Corporation, SPCC Merger Sub, Inc., Americas Sales Company, Inc., Americas Mining Corporation and Minera México, S.A. de C.V., dated as of October 21, 2004.

(b)
"Founding Stockholder" shall have the meaning ascribed to it in Section 4.9(a).

(c)
"Independent Director" means a director who satisfies the independence requirements of the New York Stock Exchange Listed Company Manual, or, if the principal United States listing of the Common Shares is on another United States securities exchange or inter-dealer quotation system of a registered national securities association, the equivalent requirements of the applicable rules and regulations of that exchange or association.

(d)
"Public Stockholders" shall mean all holders of Common Shares, other than Grupo México, S.A. de C.V. ("Grupo México") and its affiliates.

(e)
"Special Independent Director" means a director who (a) is an Independent Director, and (b) has been nominated by the Special Nominating Committee of the Corporation in accordance with the provisions of this ARTICLE EIGHT; provided, however, that any director nominated by a Founding Stockholder other than Grupo México in accordance with the provisions of the Stockholders Agreement shall be deemed a Special Independent Director (any such director, a "Stockholder Designee").

(f)
"Stockholders Agreement" means that certain Agreement Among Certain Stockholders of Southern Peru Copper Corporation, dated as of January 2, 1996, as amended by the First Amendment to the Agreement Among Certain Stockholders of Southern Peru Copper Corporation, dated January 11, 2001, as such agreement may be amended from time to time.

8.2
Board of Directors. The Board of Directors shall at all times include a number of Special Independent Directors that is equal to or greater than the Minimum Number of Special Independent Directors (as defined in Paragraph 8.4). Special Independent Directors may only be removed from the Board of Directors for cause, by resolution passed at any meeting of the Board of Directors in the manner provided in the By-Laws.

8.3
Powers. Effective as of the Effective Time, the Corporation shall have a special nominating committee (the "Special Nominating Committee"). Subject to Paragraph 8.6 and in accordance with Section 141(a) of the General Corporation Law of the State of Delaware ("DGCL"), the Special Nominating Committee shall have the exclusive power and authority otherwise conferred upon the Board of Directors to: (i) nominate persons to stand for election as Special Independent Directors (other than the Stockholder Designees) at the next annual meeting of stockholders (or special meeting of stockholders at which directors are to be elected) and to evaluate candidates for such nominations; and (ii) fill any vacancy created by the removal, resignation or retirement from the Board of Directors or the death of any Special Independent Director (other than the Stockholder Designees). The Special Nominating Committee shall, in accordance with Section 141(a) of the DGCL, have the exclusive power and authority otherwise conferred upon the Board of Directors to determine its own policies and procedures with regard to the matters set forth in this ARTICLE EIGHT and to set forth such policies and procedures in a committee charter.

8.4
Special Independent Directors. The Special Nominating Committee shall have the right to nominate the number of Special Independent Directors (the "Minimum Number of Special

  Independent Directors") that equals (a) a number equal to the number of directors which shall constitute the entire Board of Directors multiplied by (b) the percentage of Common Shares owned by the Public Stockholders out of the aggregate Common Shares owned by all holders of Common Shares as of the last day of the fiscal quarter immediately preceding the date on which the Special Nominating Committee acts, rounded up to the nearest whole number. At no time shall the aggregate number of persons nominated as Special Independent Directors in accordance with Paragraph 8.3 and Paragraph 8.4 and the number of Stockholder Designees be less than two or greater than six.

8.5
Membership and Manner of Acting.

(a)
The Special Nominating Committee shall consist of three (3) directors of the Corporation, two (2) of whom shall be Luis Miguel Palomino and Carlos Ruiz Sacristan (each of such two directors, an "Initial Member" and, together with their successors, "Special Designees") and such other director, who shall initially be Oscar Gonzalez Rocha, as may be appointed by the Board of Directors (the "Board Designee"). The Board of Directors shall designate annually the Board Designee, immediately following the election of directors at the annual meeting of the Board of Directors. The members of the Board of Directors who are Special Independent Directors or Initial Members shall designate annually the Special Designees, immediately following the election of directors at the annual meeting of the Board of Directors. Any vacancy on the Special Nominating Committee resulting from the removal, resignation, retirement or death of either an Initial Member or a Special Independent Director shall be filled only by a Special Independent Director. Any Designee may be removed at any time for cause, by resolution passed at any meeting of the Board of Directors in the manner provided in the By-Laws.

(b)
At all meetings of the Special Nominating Committee the presence of all members shall be necessary and sufficient to constitute a quorum for the transaction of business, and the unanimous vote of all members of the Special Nominating Committee shall be necessary for the adoption of any resolution or the taking of any action.

8.6
Alternative Nominating Procedures. Notwithstanding the foregoing provisions of this ARTICLE EIGHT, the power and authority of the Special Nominating Committee to nominate persons to stand for election as Special Independent Directors shall be subject to:

(a)
the rights of the stockholders of the Corporation to make nominations in compliance with the procedures set forth in the By-Laws; and

(b)
the rights of the Founding Stockholders to nominate Stockholders Designees.

8.7
Amendment of ARTICLE EIGHT. The provisions of this ARTICLE EIGHT may only be amended by the affirmative vote of a majority of the Public Stockholders (calculated without giving effect to any super majority voting rights of the holders of the Class A Common Stock pursuant to Paragraph 4.7(a)).

ARTICLE NINE

        The Corporation shall not engage in any Material Affiliate Transaction unless it has been the subject of prior review by a committee of the Board of Directors with at least three members, each of whom is an Independent Director (any such committee, an "Affiliate Transactions Committee"). For purposes of this ARTICLE NINE, a "Material Affiliate Transaction" shall mean any transaction, business dealing or material financial interest in any transaction, or any series of related transactions, between Grupo México or one of its affiliates (other than the Corporation or any of the Corporation's subsidiaries), on the one hand, and the Corporation or one of the Corporation's subsidiaries, on the other hand, that involves consideration of more than $10,000,000 in the aggregate.

        IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation, which amends, restates and integrates the provisions of the Certificate of Incorporation of the Corporation, and which has been duly adopted by the stockholders in accordance with the provisions of Sections 228, 242, and 245 of the DGCL, has been executed by its duly authorized officer this 20th day of September, 2005.

/s/ Armando Ortega Gómez Armando Ortega Gómez Secretary

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SOUTHERN COPPER CORPORATION

        Southern Copper Corporation (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

1.
The name of the corporation is Southern Copper Corporation.

2.
The Amended and Restated Certificate of Incorporation (the "Charter") of the Corporation is hereby amended by replacing in its entirety Article Four of the Charter and by submitting in lieu of said Article Four the following:

    "The total number of shares of stock which the Corporation shall have authority to issue is 320,000,000 shares of common stock, par value one cent ($0.01) per share (hereinafter referred to as the "Common Stock"). Each holder of Common Stock shall have one vote in respect of each share of Common Stock held by such holder of record on the books of the Corporation for the election of directors and on all other matters on which holders of shares of Common Stock are entitled to vote. The holders of shares of Common stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in stock or otherwise."

3.
At the annual meeting of stockholders of the Corporation held on April 27, 2006, pursuant to resolution of the Board of Directors, the above specified amendment to the Charter was duly adopted in accordance with the applicable provisions of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, the following duly authorized officer of Southern Copper Corporation has hereunto executed this Certificate of Amendment of the Amended and Restated Certificate of Incorporation on May 2, 2006.

SOUTHERN COPPER CORPORATION
By:	/s/ ARMANDO ORTEGA GÓMEZ Name: Armando Ortega Gómez Title: Vice President, Legal, General Counsel, and Secretary

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ARTICLE ONE
ARTICLE TWO
ARTICLE THREE
ARTICLE FOUR
ARTICLE FIVE
ARTICLE SIX
ARTICLE SEVEN
ARTICLE EIGHT
ARTICLE NINE
CERTIFICATE OF AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF SOUTHERN COPPER CORPORATION